Exhibit 5.1

May 3, 2007

Board of Directors
Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573

Gentlemen:

I am Corporate Counsel of Eagle Broadband, Inc., a Texas corporation (the “Company”) and have acted as counsel in such capacity for the Company in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, relating to the registration of 3,457,454 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), owned by, or to be issued to, the shareholders named in the Registration Statement.

In rendering the opinions expressed below, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) a specimen certificate representing the Common Stock, (iii) the Amended and Restated Articles of Incorporation of the Company, (iv) the Amended and Restated Bylaws of the Company, (v) certain resolutions of the Board of Directors of the Company relating to issuance of the Common Stock, and (vii) other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth below.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that the Common Stock owned by, or to be issued to, the shareholders named in the Registration Statement is duly authorized for issuance and is, or will be, legally issued, fully paid and nonassessable.

I am admitted to the practice of law in the State of Texas, and I do not express any opinion concerning matters under or involving any law other than the law of the State of Texas and applicable federal law of the United States of America.  The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,
/s/ Jeffrey A. Adams
Jeffrey A. Adams Corporate Counsel Eagle Broadband, Inc.